Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of North Mountain Merger Corp. on Form S-4 of our report dated March 30, 2021, except for the effects of Restatement No. 1 disclosed in Note 2, to which the date is May 24, 2021, and the effects of Restatement No. 2 disclosed in Note 2, to which the date is December 22, 2021, with respect to our audit of the financial statements of North Mountain Merger Corp. as of December 31, 2020 and for the period from July 14, 2020 (inception) through December 31, 2020, which report appears in the Proxy Statement/Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Proxy Statement/Prospectus.

/s/ Marcum LLP

Marcum LLP
Los Angeles, CA
January 7, 2022